Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

AMPHENOL MOURNS THE LOSS OF

BOARD MEMBER DIANA G. REARDON

Wallingford, Connecticut, November 12, 2019. Amphenol Corporation (NYSE: APH) is deeply saddened to announce the passing of its Director and retired Chief Financial Officer, Diana G. Reardon.  Diana was a valued member of the Amphenol organization for more than 31 years.  She joined the Company in 1988 and served in a variety of finance positions before being appointed Corporate Controller in 1994.  She was promoted to Chief Financial Officer in 2004, and served in that role until her retirement in 2015, at which point she was appointed to the Company’s Board of Directors.

R. Adam Norwitt, President and Chief Executive Officer, said “Throughout Diana’s 31 years in the Amphenol family, she consistently helped each of us to achieve a level of greatness that collectively is reflected in Amphenol’s superior performance.  Through her coaching and challenging, as well as her support and encouragement, she truly made all of us better Amphenolians.  Having worked with Diana for more than 21 years, I am saddened by her passing and extend my deepest condolences to her husband, children and extended family.”

Martin H. Loeffler, Chairman of the Board, said “Diana has been a treasured leader within Amphenol since joining the Company in 1988.  As Corporate Controller and later Chief Financial Officer working with both Adam and me, she helped to create Amphenol’s high-performance culture and to lead the Company’s expansion, which ultimately generated significant value for our shareholders and stakeholders around the world.  We will miss her dearly, but are confident that the values that she helped to instill in the Company will live on for many years to come.”

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.